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                                 EXHIBIT 12(b)

                              METRIS COMPANIES INC.
   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                2002            2001           2000           1999          1998
                                                              --------        --------       --------       --------       -------
Earnings (loss) before income taxes, extraordinary
     loss and cumulative effect of accounting
     change: (1)                                              $(49,781)       $421,868       $322,911       $191,316        $93,248

Preferred dividend requirement                                $  38,009       $ 34,771       $ 31,624       $ 24,586        $ 1,100
Ratio of earnings (loss) before income taxes to income
     before extraordinary loss and cumulative
     effect of accounting change                                   1.47           1.62           1.63           1.66           1.63


Preferred dividends (2)                                       $  55,895       $ 56,355       $ 51,421       $ 40,773        $ 1,789

Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense                             103,516        166,280        133,006         55,841         30,513
     Interest factor of rental expense                            7,930          7,274          6,023          3,706          2,134
                                                              ---------       --------       --------       --------       --------
                                                                111,446        173,554        139,029         59,547         32,647
                                                              ---------       --------       --------       --------       --------

     Total fixed charges and preferred dividends                167,341        229,908        190,450        100,320         34,436
                                                              ---------       --------       --------       --------       --------

Total available earnings                                      $  61,665       $595,422       $461,940       $250,863       $125,895
                                                              =========       ========       ========       ========       ========

Ratio of earnings to fixed charges and preferred dividends         0.37           2.59           2.43           2.50           3.66

(1) As defined in Item 503(d) of Regulation S-K.
(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.